LEADERSHIP CHANGE AT MATTRESS FIRM
–New Interim CEO of Mattress Firm, Scott Thompson

LEXINGTON, KY, February 12, 2025 – Tempur Sealy International, Inc. (NYSE: TPX, “Company” or “Tempur Sealy”) today announced management changes at Mattress Firm. The Company recently acquired Mattress Firm, the nation’s largest mattress specialty retailer.

John Eck has decided to step down as Chief Executive Officer of Mattress Firm. The Company has entered into a consulting agreement with Mr. Eck to ensure a smooth transition. Scott Thompson, Chairman and CEO of Tempur Sealy, will act as Interim CEO of Mattress Firm during a transition period. The Company expects to appoint a new CEO of Mattress Firm within the next 6 to 9 months.

“We thank John for his successful 6 years at Mattress Firm, leading the business to outperform the market over the period of his leadership,” commented Scott Thompson. “I look forward to working with the Mattress Firm leadership team during this transitional period.”

The Company previously announced it will change its name to Somnigroup International Inc. ("Somnigroup"), effective February 18, 2025. Mattress Firm, Dreams and Tempur Sealy will operate as decentralized business units under Somnigroup International. Mattress Firm and Dreams will continue to operate as multi-branded retailers and Tempur Sealy, primarily a manufacturer, will continue to serve third-party retailers as well as Mattress Firm, Dreams and Tempur Sealy direct-to-consumer channels.

About the Company
Tempur Sealy is committed to improving the sleep of more people, every night, all around the world. As a leading designer, manufacturer, distributor and retailer of bedding products worldwide, we know how crucial a good night of sleep is to overall health and wellness. Utilizing over a century of knowledge and industry-leading innovation, we deliver award-winning products that provide breakthrough sleep solutions to consumers in over 100 countries.

Our highly recognized brands include Tempur-Pedic®, Sealy® and Stearns & Foster® and our popular non-branded offerings consist of value-focused private label and OEM products. At Tempur Sealy we understand the importance of meeting our customers wherever and however they want to shop and have developed a powerful omni-channel retail strategy. Our products allow for complementary merchandising strategies and are sold through third-party retailers, our 750+ Company-owned stores worldwide and our e-commerce channels. With the range of our offerings and variety of purchasing options, we are dedicated to continuing to turn our mission to improve the sleep of more people, every night, all around the world into a reality.

Importantly, we are committed to carrying out our global responsibility to protect the environment and the communities in which we operate. As part of that commitment, we have established the goal of achieving carbon neutrality for our global wholly owned operations by 2040.

Investor Relations Contact
Aubrey Moore
Investor Relations
Tempur Sealy International, Inc.
Investor.relations@tempursealy.com